                                                                Exhibit 9(a)(14)


Feb. 9, 1998                                 CONTACT: Randy Wheeless
                                             Office:  704/382-8379
                                             24-Hour: 704/594-0681

       DUKE ENERGY CORP. ANNOUNCES FINAL RESULTS FROM TENDER OFFERS FOR
                            PREFERRED STOCK ISSUES

CHARLOTTE, N.C. -- Duke Energy Corp. today announced the final results from its tender offers to purchase for cash six series of preferred stock which expired at midnight EST on Tuesday, Feb. 3, 1998, as scheduled.

The number of shares tendered in the offers (and percentages of the total outstanding before the offer) are as follows:


                                                           Tender Results
Issue                            CUSIP Number          Shares        % Tendered
Preferred stock ($100 par value)
  4.50 percent Series C            264399791           254,603           73%
  6.75 percent Series X            264399650           253,650           51%
  7.00 percent Series W            264399668           268,022           54%
  7.04 percent Series Y            264399643           316,432           53%
  7.85 percent Series S            264399759           497,276           83%

Preferred Stock A ($25 par value)
 6.375 percent 1993 Series         264399635         1,142,815           48%

In accordance with the terms of the offers, the corporation will purchase all the shares properly tendered, subject to the proration and other provisions of the tender offers. Payment for the shares is expected to be made as promptly as practicable. Duke Energy Corporation (NYSE:DUK) is a global energy company with more than $20 billion in assets. Duke Energy companies provide electric service to approximately 2 million customers; operate pipelines that deliver 12 percent of the natural gas consumed in the United States; and are leading marketers of electricity, natural gas and natural gas liquids. Globally the companies develop, own and operate energy facilities and provide engineering, management, operating and environmental services. Contact Duke Energy on the World Wide Web at http://www.duke-energy.com.

                                      ###